Exhibit 3.1.1

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION

OF

JELD-WEN HOLDING, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

JELD-WEN Holding, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Section A(2)(b) of Article VI of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

(b) Except as described in Section A(2)(c), no dividend shall be paid on the Total Common Stock unless (i) (A) there are no Series A Unpaid Dividends, and (B) a dividend on the Series A Convertible Preferred Stock is concurrently paid as provided in the following sentence, or (ii) such dividend is payable promptly after the closing of the Corporation’s initial Public Offering or concurrently with the distribution required by Section C as a result of a Company Sale to the holders of Common Stock of record immediately prior to the conversion of Series A Convertible Preferred Stock in connection with that initial Public Offering or Company Sale (or, if there is no conversion of Series A Convertible Stock in connection with such a transaction, to the holders of Common Stock of record immediately prior to the consummation of the transaction), consists solely of cash that is Distributable Non-Core Assets/Proceeds and provisions reasonably satisfactory to the Board have been made to reimburse the Corporation for any federal, state, and foreign tax that the Corporation and any of its subsidiaries may become subject to as a result of such dividend (a dividend described by this clause (ii), a “Permitted Non-Core Common Dividend”). The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive a pro rata share, based on the number of shares of Common Stock into which such holders’ shares of the Series A Convertible Preferred Stock could be converted (as more fully described in Section B below), of any dividend or distribution made by the Corporation to the holders of Total Common Stock (other than a distribution made to the holders of Total Common Stock pursuant to Section C, or a dividend made to the holders of Common Stock consisting solely of Distributable Non-Core Assets/Proceeds); no such dividend or distribution shall reduce the amount of Series A Unpaid Dividends.

SECOND: Section C(l)(b) of Article VIII of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

(b) The declaration and payment by the Corporation of dividends in accordance with the other terms of this Certificate of Incorporation:

i. on the Series A Convertible Preferred Stock to the extent that taking such actions would be in full compliance with the Credit Facility as in effect on October 3, 2011 (irrespective of whether the Credit Facility is subsequently amended, modified, waived or terminated); or

ii. on the Common Stock to the extent that such dividend is a Permitted Non-Core Common Dividend, consisting solely of cash that is Distributable Non-Core Assets/Proceeds, made pursuant to clause (ii) of Section A(2)(b) of Article VI.

THIRD: The last sentence of Section C(1)(c) of Article VIII of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

Notwithstanding the foregoing, the Common Committee shall only have the authority to use Available Excess Non-Core Cash Proceeds to satisfy the Corporation’s obligation to make any payment under Article IX of the Stock Purchase Agreement until the last business day prior to the earlier of the first filing by the Corporation with the Securities and Exchange Commission of a preliminary prospectus intended for circulation to prospective investors in a Public Offering that includes the information required by paragraph (b)(3) of Item 501 of Regulation S-K (17 C.F.R. §229.501) or the Corporation’s execution and delivery of a definitive agreement for a Company Sale.

FOURTH: The definition of “Distributable Non-Core Assets/Proceeds” in Article XV of the Corporation’s Certificate of Incorporation is hereby amended in its entirety to read as set forth below:

“Distributable Non-Core Assets/Proceeds” means, with respect to any cash dividend, the amount of any Available Excess Non-Core Cash Proceeds as of such date.

FIFTH: The foregoing amendments were duly adopted in accordance with Section 228 and Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

JELD-WEN HOLDING, INC.

By:	/s/ David G. Stork

David G. Stork
Senior Vice President & General Counsel

Date:	8/19/16